EXHIBIT 99.1

Agreement of Joint Filing

Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13D (the “Statement”) to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Dated:   December 5, 2008

                ACQUISITION HOLDINGS SUBSIDIARY I LLC

                By:  MT Acquisition Holdings LLC

                By: /s/ MarkThomas
                Name: Mark Thomas
                Title:   President

                MT ACQUISITION HOLDINGS LLC

                   By: /s/ Mark Thomas
                   Name: Mark Thomas
                   Title:   Sole Member

                   By: /s/ Mark Thomas
                   Name: Mark Thomas, as an individual